UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
October 16, 2012

Good Times Restaurants Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-18590	84-1133368
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Corporate Circle, Golden, Colorado 80401
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 384-1400

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

As previously disclosed in a current report filed on October 1, 2012, Good Times Restaurants Inc. (the “Company”) entered into a Supplemental Agreement, dated September 28, 2012 (the “Supplemental Agreement”), with Small Island Investments Limited (the “Investor”), pursuant to which the Investor agreed to purchase the remaining 118,483 shares of Series C Convertible Preferred Stock under the June 13, 2012 Securities Purchase Agreement, for an aggregate purchase price of $500,000, in a second closing (the “Second Closing”) to occur on or before October 12, 2012.

The Second Closing did not occur on or before October 12, 2012.  Accordingly, the Company and the Investor have entered into an Amendment to Supplemental Agreement, dated October 16, 2012, which provides that the Second Closing will occur on or before March 31, 2013, at such time as the Company’s Board of Directors reasonably determines, with 45 days’ prior notice to the Investor, that the Company requires such funds to maintain the minimum stockholders’ equity required under NASDAQ Listing Rule 5550(b) for continued listing on The NASDAQ Capital Market.

Item 8.01	Other Events.

Notwithstanding that the Company has not completed the Second Closing, based on the $1,500,000 in proceeds received by the Company in the first closing under the Supplemental Agreement, the Company has been advised that it has regained compliance with the $2.5 million minimum stockholders' equity requirement under NASDAQ Listing Rule 5550(b) for continued listing on The NASDAQ Capital Market.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are filed as part of this report:

Exhibit Number	Description

10.1	Amendment to Supplemental Agreement, dated October 16, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOOD TIMES RESTAURANTS INC.

Date: October 16, 2012	/s/ Boyd E. Hoback
Boyd E. Hoback
President and Chief Executive Officer

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